Surna, Inc. and Agrisoft Agree on a New Structure for Their Relationship

BOULDER, CO – June 25, 2015 – Surna, Inc. (OTCQB: SRNA), a technology company that engineers state-of-the art equipment for controlled environment agriculture (“CEA”) with special expertise in cannabis cultivation, announced today they had reached an Agreement with Kind Agrisoft, LLC, an affiliate of Kind Financial (collectively “Kind”) in which Kind will acquire the Assets of Agrisoft Development Group (“Agrisoft”).

In January, Surna announced that it had entered into an agreement to acquire a controlling interest in Agrisoft, but the continued growth of its current business combined with the strategic assets that Kind could bring to Agrisoft led all parties to conclude that this transaction would better achieve each company’s goals. For complete details on this transaction please refer to Surna’s recently filed 8K.

Surna expects this Agreement to provide flexibility for Surna to work with multiple point-of-sale vendors.

“We believe infrastructure and monitoring will be a critical aspect of our business well into the future” stated Tae Darnell, President of Surna. “Because of that, we cannot limit our business to one provider. The arrangement we have reached with Kind allows us to recoup our investment, receive a royalty and co-develop monitoring technologies. More importantly, it enables us to concentrate our resources on our own cannabis solutions which will allow us to integrate with a diversity of software platforms.”

Charles Ramsey, CEO of Agrisoft stated, “Although our original structure didn’t close, we are excited and upbeat about the new strategy and believe it better aligns with the near and long-term strategic directions of both companies.”

Darnell agreed, saying “We’ve enjoyed working with Matt Cooke, Charles Ramsey, and the Agrisoft team, and we remain very excited about Agrisoft and our relationship moving forward.”

About Surna:

Surna, Inc. (www.surna.com) develops innovative technologies and products that monitor, control and or address the energy and resource intensive nature of indoor cannabis cultivation. Currently, the Company’s revenue stream is based on its main product offerings – supplying industrial technology and products to commercial indoor cannabis grow facilities.

Headquartered in Boulder, CO, Surna’s diverse engineering team is tasked with creating novel energy and resource efficient solutions, including the Company’s signature water-cooled climate control platform. The Company’s engineers continuously seek to create technology that solve the highly specific demands of the cannabis industry for temperature, humidity, light and process control.

Surna’s goal is to provide intelligent solutions to improve the quality, the control and the overall yield and efficiency of CEA. Though its clients do, the Company neither produces nor sells cannabis.

About Agrisoft:

Agrisoft is a medical software developer based in Kansas City, MO., that specializes in custom software for cultivators, dispensaries, and regulatory agencies in the medical and recreational cannabis industry. Agrisoft Seed to Sale is the most comprehensive biometric and RFID equipped cannabis-tracking and management platform in the industry. Its cloud-based software suite is designed to help producers and dispensaries become more efficient and transparent and allow states to collaborate to ensure accountability, tax collection, and to prevent the diversion of licit cannabis.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Statement About Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational marijuana. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut downs.

At the Company

David Traylor

Chief Business Officer

(303) 993-5271

david.traylor@surna.com

Investor Relations

David Kugelman

Atlanta Capital Partners, LLC
(404) 856-9157
(866) 692-6847 Toll Free - U.S. And Canada